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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-effective Amendment No. 1 to Registration Statement No. 333-64768 of The Titan Corporation of our report dated May 11, 2001, related to the financial statements of Datron Systems Incorporated as of March 31, 2001 and 2000 and for each of the three years in the period ended March 31, 2001, appearing in the information statement/prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such prospectus.

/s/ Deloitte & Touche LLP

San Diego, California
August 17, 2001